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                                                                Exhibit h(6)(c)


                 AMENDMENT NUMBER 2 TO THE AMENDED AND RESTATED
                     TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 1999, is made to the Amended and Restated Transfer Agency and Service Agreement dated December 29, 1997 (the "Agreement") between AIM Equity Funds, Inc. (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 10 of the Agreement.

Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

           "2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent fees as set out in the initial fee schedule attached hereto for the Retail Classes and an annual fee in the amount of .0125% of average daily net assets, payable monthly for the Institutional Classes. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."

           All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


                                                    AIM EQUITY FUNDS, INC.



                                                    By:/s/ROBERT H. GRAHAM
                                                       -------------------
                                                         President
ATTEST:
/s/LISA A. MOSS
---------------
Assistant Secretary


                                                    A I M FUND SERVICES, INC.



                                                    By: /s/JOHN CALDWELL
                                                       -------------------
                                                         President
ATTEST:
/s/LISA A. MOSS
---------------
Assistant Secretary